EXHIBIT 10.16

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (the “Agreement”) is made this 9th day of October, 2020 (the “Effective Date”) by and between Steven Beabout. an individual (“Advisor”), and SOBR Safe, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is in a high-growth stage where it plans to enter into strategic and material key agreements, where it is of significant importance to have highly skilled legal oversight in an efficient, cost-effective manner;

WHEREAS, Advisor has significant experience in managing legal departments and outside legal specialists in an efficient, cost-effective manner;

WHEREAS, the Company desires to retain Advisor to provide strategic legal advice in relation to business and legal matters of the Company, including supply, distribution, joint ventures and intellectual property related matters.Advisor would assist in the review and hiring of legal personnel, such as Dean Watson (“Inside Counsel”) and the review and retention of outside expert legal specialists to assist and mentor Inside Counsel in an efficient cost-effective basis.Advisor will have an ongoing role in managing Inside Counsel and outside legal specialists, including the strategic structure of material agreements, subject to final review and sign off by outside legal specialists, as needed.The foregoing services of Advisor shall be referred to as the “Advisory Services”;

WHEREAS, the Company desires to retain Advisor to provide the Advisory Services on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Advisor agree as follows:

1.	Recitals Incorporated by Reference.

The above recitals of this Agreement are incorporated herein and made a part hereof by reference.

2.	Engagement: The Services.

The Company hereby retains Advisor to provide the Advisory Services as requested by the Company’s executive management team.

As governed by the terms of this Agreement, Advisor agrees to provide the Advisory Services, subject to the control, direction and supervision of the Company’s executive management team, commencing the Effective Date hereof and continuing through the Primary Term or any subsequent Extension Period (as defined herein).

3.	Compensation.

In consideration for the Services, the Company agrees to issue Advisor 75,000 Restricted Stock Units of the Company under the terms of the Company’s 2019 Equity Incentive Plan. The Restricted Stock Units will vest upon the earlier of (i) the expiration of any lock-up period that includes any securities of the Company owned by the Advisor after the uplift of the Company to a national exchange (NASDAQ, NYSE, etc.) or (ii) January 1, 2023 (the “RSUs”).The Company will issue Advisor a Restricted Stock Unit Agreement to evidence the terms of the RSUs.

SOBR-Beabout Advisory Agreement

4.	Time and Effort of Advisor

Advisor shall allocate time to provide the Services, as it deems necessary and economically efficient. The particular amount of time may vary from day to day or week to week.

5.	Information on the Company

In connection with Advisor’s activities hereunder, the Company will furnish Advisor with all material and Confidential Information (as defined herein) regarding the business and financial condition of the Company. The Company and Advisor mutually agree that Advisor (a) may use and rely solely on the Confidential Information, and on information available from generally recognized public sources, in performing the Services without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of any Confidential Information, (c) will not issue opinions or make an appraisal of any assets or liabilities of the Company, and (d) retains the right to continue to conduct due diligence on the Company during the term of this Agreement.

6.	Term

Unless terminated pursuant to Section 12 herein, this Agreement shall have an initial term of sixteen (16) months (the “Initial Term"), commencing the Effective Date. At the conclusion of the Initial Term upon the written consent of the parties hereto this Agreement may be extended on a month-to-month basis (the “Extension Period”) until Advisor or the Company serves written notice on the other party terminating the Agreement. Any notice to terminate given hereunder shall be in writing and shall be delivered at least thirty (30) days prior to the end of the Primary Term or any subsequent Extension Period.

7.	Indemnification

Advisor will not be liable to the Company or any of its shareholders for any act or omission in the course of or connected with rendering the Services, including but not limited to losses that may be sustained in any corporate act undertaken by the Company in any Business Arrangements. The Company will indemnify Advisor against any action brought against Advisor by any shareholder, creditor or party related to the Company, or by a third party to a Business Arrangement.

8.	Costs and Expenses

All out-of-pocket expenses incurred by Advisor in the performance of the Services shall be paid by the Company or Advisor shall be reimbursed if such costs are paid by Advisor on behalf of the Company. Reimbursement of costs and expense shall be made within ten (10) days of receipt by the Company of Advisor’s written notice; provided, however, that the Company must approve in advance all such expenses in the aggregate in excess of $500 in any one (1) month.

9.	Place of Services

The Services provided by Advisor hereunder will be performed at Advisor’s offices except as otherwise mutually agreed by Advisor and the Company .

SOBR-Beabout Advisory Agreement

10.	Independent Contractor

This Agreement neither expressly nor impliedly creates a relationship of principal and agent between the Company and Advisor. Advisor acts as an independent contractor in the performance of his duties under this Agreement. Advisor is not authorized to enter into any agreements on behalf of the Company.

11.	Termination

The Company and Advisor may terminate this Agreement prior to the expiration of the Primary Term upon thirty (30) days written notice with mutual written consent. Failing to have mutual consent, without prejudice to any other remedy available to the terminated party, this Agreement may be terminated effective Thirty (30) days following the issuance of written notice (the effective date of “Termination”) under the following conditions:

A)	By the Company.

i.	If during the Initial Term of this Agreement or any Extension Period, Advisor is unable to provide the Services for thirty (30) consecutive business days because of illness, accident, or other incapacity of Advisor’s Personnel; or

ii.	If Advisor willfully breaches or neglects material duties reasonably requested of him during the term of this Agreement.

B)	By Advisor.

i.	If the Company breaches this Agreement or fails to pay any consideration required hereunder including, the issuance of the RSUs to Advisor, or fails to issue the shares of the Company’s common stock underlying the RSUs; or

ii.	If the Company ceases business, or if the Company sells a controlling interest to a third party, or agree to a consolidation or merger of itself with or into another corporation, or sells substantially all of its assets to another corporation, entity or individual other than as a result of a Business Combination arranged by Advisor; or

iii.	If the Company has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, including but not limited to the obligation to issue the RSUs or any other fees as required pursuant to this Agreement, or if either the Company makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt.

In the event, during the first twelve (12) months of this Agreement, (a) Advisor elects to terminate without cause, (b) the Company terminates this Agreement for the reasons set forth in A(i) through (ii) or B (iii) above, then a portion of the unvested RSUs will expire equal to the number of RSUs granted multiplied by a fraction, the numerator of which is the number of months remaining in the first twelve (12) months and the denominator is twelve months, such that after the expiration of the first twelve (12) months after the date of this Agreement, none of the Advisor’s RSUs will be subject to expiration on the termination of this Agreement.

SOBR-Beabout Advisory Agreement

If this Agreement is terminated by the Company for any other reason, or by Advisor for reasons set forth in B (i) or (ii) above, any non-vested RSUs will accelerate and vest immediately prior to the effective termination of this Agreement.

12.	No Conflicts

During the Term of this Agreement, Advisor agrees he will not provide advisory or consulting services, or become employed by, any other company that provides products and/or services in the same market segment as the Company.

13.	Miscellaneous

A)	Authority. Those executing this Agreement on behalf of the Company and Advisor represent that they are duly authorized to do so, and that each has taken all requisite action required by law or otherwise to properly allow such signatories to execute this Agreement.

B)	Subsequent Events. Advisor and the Company each agree to notify the other parties if, subsequent to the date of this Agreement, one of the parties incurs obligations which could compromise its efforts and obligations under this Agreement.

C)	Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

D)	Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision.No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

E)	Assignment.Neither this Agreement nor any right created by it shall be assignable by any party hereto without the prior written consent of the other parties.

F)	Notices.Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party when deposited for transmittal by certified or registered mail, postage prepaid, or when sent by facsimile, “email” or other electronic transmission with proof of delivery, addressed as follows:

In the case of the Company:

SOBR Safe, Inc.

Attn: David Gandini, CFO

885 Arapahoe Road

Boulder, CO 80302 USA

Telephone: (303) 443-4430

E-mail: david.gandini@sobrsafe.com

SOBR-Beabout Advisory Agreement

With copy to:

Craig V. Butler

Law Offices of Craig V. Butler

300 Spectrum Center Drive, Suite 300

Irvine, CA92618

Telephone: (949) 484-5667

E-mail:cbutler@craigbutlerlaw.com

In the case of Advisor:

Steven Beabout

4790 So. Ogden St.

Englewood, CO 80113

Telephone: (720) 231-4517

E-mail: stevebeabout@gmail.com

or to such other person or address designated in writing subsequent to the date hereof by the Company or Advisor to receive notice.

G)	Headings.The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

H)	Governing Law.This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby.In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of Colorado sitting in and for the county of Boulder.In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the actual expenses of its attorneys) in bringing or defending against such action.

I)	Binding Effect.This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

J)	Entire Agreement.This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

K)	Severability.If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

SOBR-Beabout Advisory Agreement

L)	Counterparts: Facsimile. An original of this Agreement may be executed simultaneously in three or more executed facsimile, telecopy or other electronic reproductive counterparts, each of which shall be deemed an original, or facsimile, telecopy or other electronic reproductive counterparts, shall constitute one and the same instrument, and delivery of such shall be considered valid, binding and effective for all purposes.At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date.

“Advisor”

Steven Beabout

an individual

By:
Steven Beabout

“Company”

SOBR Safe, Inc.
a Delaware corporation

By:
Name:	David Gandini
Title:	Chief Financial Officer

SOBR-Beabout Advisory Agreement

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